Exhibit 10.4

2008 Stock-Settled Stock Appreciation Right Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Purpose	To promote Brunswick's long term financial interests and growth.
Stock-Settled Stock Appreciation Right
The right to receive a payment in Brunswick stock equal to the excess of the stock's market value at exercise over the exercise prices as established on the date of grant attributable to the number of underlying Stock-Settled Stock Appreciation Rights granted.

By exercising Stock Settled SARs, you agree to the terms and conditions of the grant.

Exercise Price	Closing price as reported for the New York Stock Exchange – Composite Transactions on date of grant.
Vesting
Stock Settled SARs vest and become exercisable the earlier of:
▪ One-fourth of the SARs granted on each of the first, second, third, and fourth anniversaries following grant, so long as employment by Brunswick or its designated affiliates continues on each such anniversary;
▪ Termination due to death or disability; or,
▪ A Change in Control (as defined in the Plan).

Grant Term
Stock settled SARs not exercised will be cancelled the earlier of:
▪ Last day of employment if involuntarily terminated for cause (willful misconduct in the performance of duties), or
▪ Based on eligibility as of last day employed the more generous of the following:
• 30 days after voluntary termination;
• One year after involuntary termination without cause (for example, reductions-in-force or reorganization), or if your employer ceases to be a subsidiary of Brunswick, unless the Committee provides otherwise;
• Two years after termination following a Change in Control (as defined in the Plan); or
• Five years after termination due to death, permanent disability (as defined below), or if age and years of service equal 70 or more and age is 62 or more at the time of termination (the rule of 70 does not apply for grants made to residents of the European Union) (SARs continue to become exercisable per normal vesting schedule after termination).
▪ But, in no event later than ten years from date of grant.

Exercise Settlement-Payment / Tax Withholding
On exercise, the number of shares of Brunswick stock delivered will be determined as follows:

▪ The difference between the closing market price on date of exercise and the exercise price will be determined.
▪ This difference will be multiplied by the number of SARs being exercised to determine the total dollar gain.
▪ The total dollar gain will be divided by the closing market price on date of exercise.

The resulting tax withholding liability (to meet required FICA, federal, state, and local withholding) can be paid in any combination of the following:

▪ Cash or check, or by
▪ Selling shares to cover minimum tax withholding liability only.*
*Involves a “sale” of stock.  Trading stock based on insider information is prohibited.  Contact the Corporate Legal Department if you have any questions before you exercise a SAR.

Exhibit 10.4

Additional Terms and Conditions
Grants are subject to the terms of the Plan.  To the extent any provision herein conflicts with the Plan, the Plan shall govern.  The Human Resources and Compensation Committee of the Board administers the Plan.  The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate.  Committee determinations are binding.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

The Plan may be amended, suspended or terminated at any time.  The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment.  Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.